CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 21, 2024, relating to the financial statements and financial highlights of Carillon Chartwell Real Income Fund (formerly, Carillon Chartwell Income Fund), Carillon Chartwell Mid Cap Value Fund, Carillon Chartwell Small Cap Value Fund, Carillon Chartwell Short Duration High Yield Fund, and Carillon Chartwell Small Cap Growth Fund, each a series of Carillon Series Trust, for the year ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 24, 2024